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                                                                    EXHIBIT 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.




                              SUBLICENSE AGREEMENT

                                  BY AND AMONG

                                  SEMACO, INC.,
                             A DELAWARE CORPORATION,

                                       AND

                            BARBARA GILCHREST, M.D.,
                                  AN INDIVIDUAL

                                       AND

                             CANCERVAX CORPORATION,
                             A DELAWARE CORPORATION

                              SUBLICENSE AGREEMENT

         This Sublicense Agreement is entered into and made effective as of this 10th day of March, 2004 (the "Effective Date"), between SEMACO, Inc., a Delaware corporation ("SEMACO") and Barbara Gilchrest, M.D., an individual ("Gilchrest"), on the one hand, and CancerVax Corporation, a Delaware corporation ("CancerVax"), on the other hand.

                                    RECITALS

         A. Gilchrest, as Chair of the Boston University School of Medicine, Department of Dermatology, has developed, together with certain colleagues at Boston University, certain intellectual property rights relating to telomere homolog oligonucleotides (also referred to as T-oligonucleotides, or T-Oligos), and such intellectual property rights are owned by Boston University, and have been licensed to, SEMACO pursuant to a license agreement between SEMACO and Boston University.

         B. SEMACO has the exclusive right to grant a sublicense to such intellectual property rights, subject to said license agreement with Boston University.

         C. SEMACO desires to grant to CancerVax, and CancerVax wishes to acquire, certain exclusive, worldwide rights and sublicenses to such intellectual property rights and to certain patent rights, property rights and know-how of SEMACO and Gilchrest with respect thereto, subject to the terms and conditions set forth herein and to said license agreement with Boston University.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

         1. Definitions. Capitalized terms shall have the meaning set forth below.

                  1.1 Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by or is under common control with CancerVax. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

                  1.2 Confidential Information. The term "Confidential Information" shall mean any and all proprietary or confidential information of SEMACO, Gilchrest or CancerVax which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

                           1.2.1    Is publicly disclosed through no fault of
any party hereto, either before or after it becomes known to the receiving party; or

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                           1.2.2    Was known to the receiving party prior to
the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party's employees); or

                           1.2.3    Is subsequently disclosed to the receiving
party in good faith by a third party who has a right to make such disclosure; or

                           1.2.4    Has been published by a third party as a
matter of right.

                  1.3 Field. The term "Field" shall mean the prevention, treatment, control, prognosis or diagnosis of cancer; provided, however, that the Field shall not include any product intended for use as a sunscreen or sunless tanning aide, or for the treatment of skin damage (excluding Skin Cancer, as such term is defined below) due to photoaging.

                  1.4 Intellectual Property Rights. The term "Intellectual Property Rights" shall mean all intellectual property, including, without limitation, inventions, patents and patent applications and all provisionals, divisions, substitutes, continuations, continuations-in-part, re-examinations, reissues, renewals, extensions, additions, corresponding foreign patents or patent applications, and compositions of matter.

                  1.5 Licensed Know-How. The term "Licensed Know-How" shall mean all data, information, know-how, technology, research results, methods of use, manufacture, purification, testing and analysis developed and/or used by SEMACO and/or Gilchrest in relation to the Licensed Technology.

                  1.6 Licensed Products. The term "Licensed Products" shall mean any article, composition, apparatus, substance, chemical or any other material for use in the Field that is covered by the Patent Rights or the Property Rights, incorporates the Licensed Technology or the Licensed Know-How, or that is discovered, derived or developed using the Licensed Technology, the Licensed Know-How, the Patent Rights or the Property Rights.

                  1.7 Licensed Technology. The term "Licensed Technology" shall mean T-Oligonucleotides, defined as single-stranded DNA fragments (oligonucleotides) [***].

                  1.8      Net Sales. The term "Net Sales" shall mean [***].

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                  1.9      Patent Rights. The term "Patent Rights" shall mean
all of SEMACO and Gilchrest's Intellectual Property Rights related to the Licensed Technology, the Licensed Know-How, the Licensed Products or the Property Rights including, without limitation, the patents and patent applications listed on EXHIBITS A-1 AND A-2 attached hereto.

                  1.10 Phosphorothioate Backbone. The term "Phosphorothioate Backbone" shall mean an oligonucleotide backbone that is a sulpher diester (as compared to a normal phosphorous or phosphodiester bond), which is not easily hydrolyzable.

                  1.11 Prior Patent Expenses. The term "Prior Patent Expenses" shall have the meaning set forth in Section 5.3 of - this Agreement.

                  1.12 Property Rights. The term "Property Rights" shall mean all of SEMACO and Gilchrest's property rights to the biological material described as the T-Oligonucleotides, their derivatives, variations and modifications, including any proteins, nucleic acids and/or biomolecules produced and/or secreted by such materials; any antibodies directed against such materials or their targets, and any agents bound or activated by such materials, however acquired.

                  1.13 Skin Cancer. The term "Skin Cancer" shall mean any disease where cancerous cells originate in the epidermal layer of the skin, including without limitation, basal cell carcinoma, squamous cell carcinoma, melanoma (including uveal and mucosal melanoma), or any other malignant skin conditions.

                  1.14 University. The term "University" shall mean Trustees of Boston University.

                  1.15 University License Agreement. The term "University License Agreement" shall mean the License Agreement dated as of December 11, 2001, between SEMACO and the University, as amended from time to time.

         2.       Sublicense Terms and Conditions; Negative Covenants.

                  2.1 Grant of Sublicense. Subject to the terms of this Agreement and the University License Agreement, SEMACO hereby grants to
CancerVax:

                           2.1.1    an exclusive, worldwide sublicense under the
Patent Rights and Licensed Know-How, including the right to grant sublicenses, to make, have made, use, sell, offer to sell, export and import any Licensed Products; and

                           2.1.2    an exclusive, worldwide sublicense and
bailment to possess the Property Rights and the Licensed Technology, including the right to grant sublicenses and to transfer possession, to make, have made, use, sell, offer to sell, export and import any Licensed Products.

                  2.2 For the avoidance of doubt, it is understood and agreed by the Parties the Grant of Sublicense included in this Section 2.1 shall not include any rights for CancerVax to make, have made, use, sell, offer to sell, export and import any article, composition, apparatus,

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substance, chemical or any other material intended for use outside of the Field, nor shall it prevent SEMACO or Gilchrest from using the Licensed Know-How, the Patent Rights, Intellectual Property and Licensed Technology to develop any article, composition, apparatus, substance, chemical or any other material intended for use outside the Field.

         3.       Right of First Refusal.

                  3.1 SEMACO and Gilchrest each hereby grant to CancerVax a right of first refusal to negotiate for the acquisition or licensing of additional technology, Intellectual Property Rights and know-how developed or currently owned or licensed by Gilchrest and/or SEMACO, in the Field and not subject to the grant of Paragraph 2.1, and for any dermatologic use, including any other diagnostic or therapeutic products for use in the Field. Nothwithstanding the foregoing, this right of first refusal shall specifically exclude any products intended for use to induce hair growth or coloration, or to treat Alzheimer's Disease. Once CancerVax has declined or failed to timely exercise its right of first refusal on any of the Intellectual Property Rights covered under this Section 3.1, CancerVax shall not be entitled to a right of first refusal on any subsequent continuation-in-part patent applications derived from such declined Intellectual Property Rights where such continuations-in-part applications does not include any subject matter that is within the Field.

                  3.2 SEMACO shall provide CancerVax with written notice of any such new technology, or Intellectual Property Rights. CancerVax will have thirty (30) days to express its interest in negotiating with SEMACO for such rights. CancerVax shall be entitled to negotiate with SEMACO for a period of ninety (90) days following SEMACO's receipt of any such notice of interest from CancerVax.

                  3.3 Notwithstanding the foregoing, for any technology, Intellectual Property Rights or know-how licensed to SEMACO under the University License Agreement as of the Effective Date, CancerVax will have sixty (60) days from the Effective Date to express its interest in negotiating with SEMACO for such rights; provided, however, that, prior to the Effective Date, SEMACO shall have provided CancerVax with the relevant patent numbers, in the case of issued patents, or with a copy of all such patent applications or invention disclosures, in the case of technology, Intellectual Property Rights or know-how not covered by issued patents. CancerVax shall be entitled to negotiate with SEMACO for a period of ninety (90) days following SEMACO's receipt of any such notice of interest from CancerVax.

         4. Consideration. SEMACO shall receive from CancerVax the following consideration in relation to the rights and sublicenses granted to CancerVax under this Agreement:

                  4.1 Milestones. CancerVax shall pay the milestone payments set forth on EXHIBIT B to SEMACO upon the occurrence of each event specified. Payment of the milestones shall be due within thirty (30) days of the achievement of each event.

                  4.2      Research Support.

                           4.2.1    CancerVax shall pay [***] per calendar
quarter in advance to SEMACO for a period of three (3) years, commencing on the Effective Date, for support of

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the Commission. Confidential treatment has been requested with respect to the omitted portions.

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research directly related to the Licensed Technology, based upon a research and
Research Program to be mutually agreed upon between SEMACO and CancerVax within sixty (60) days following the Effective Date (the "Research Program"). The Research Program shall be performed by the University under the direction of Gilchrest as Chair of the Boston University School of Medicine, Department of Dermatology, pursuant to a sponsored research agreement between the University and SEMACO. The sponsored research agreement shall be executed within sixty (60) days following the Effective Date, and shall be subject to prior review and approval by CancerVax.

                           4.2.2    Subject to the University's policies and
such conditions as the University may reasonably impose, SEMACO shall permit an employee or consultant of CancerVax to work with SEMACO in SEMACO's facilities on a full-time basis for purposes of ensuring the transfer to CancerVax of technology developed by SEMACO in the furtherance of the Research Program. Such employee or consultant shall be reasonably acceptable to SEMACO. SEMACO shall have the right to request CancerVax to replace such employee or consultant if SEMACO determines, in its sole discretion, that such employee or consultant materially violates any of the rules, regulations or policies of SEMACO or the University. CancerVax shall be and shall remain fully responsible for such employee or consultant and shall indemnify, defend and hold SEMACO and the University and their trustees, officers, directors, employees, agents and affiliates harmless from and against any and all acts or omissions of such employee or consultant.

                 4.3      Consulting Agreement.

                           4.3.1    As consideration for entering into a three
(3)-year consulting agreement with CancerVax, CancerVax shall pay a consulting fee at an annualized rate of [***] per twelve-month period to Gilchrest, payable in advance in equal monthly installments, beginning on the Effective Date, plus reasonable travel expenses approved by CancerVax.

                           4.3.2    Subject to the approval of the board of
directors of CancerVax, Gilchrest shall be granted options to purchase [***] shares of CancerVax common stock in accordance with CancerVax's 2003 Equity Incentive Plan. One-third (1/3) of such options would vest after one (1) year, with the balance vesting monthly over the next two (2) years of service to CancerVax.

                 4.4      Royalties.

                           4.4.1    Percentage Royalty. Subject to the terms and
conditions of this Agreement, CancerVax shall pay to SEMACO a royalty based on the Net Sales of all Licensed Products, as follows:

                                    (a)      [***] of Net Sales of the Licensed
Products that are less than or equal to [***];

                                    (b)      [***] of Net Sales of the Licensed
Products that are greater than [***] but less than [***]; and

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the Commission. Confidential treatment has been requested with respect to the
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                                    (c)      [***] of Net Sales of the Licensed
Products that are equal to or greater than [***].

                           4.4.2    Royalties on Sublicenses. If CancerVax
receives a royalty or milestone payment from a third party (other than an Affiliate of CancerVax) in relation to any sublicense agreement for the Licensed Products or the sale of the Licensed Products, CancerVax shall pay to SEMACO the following payments (in each case excluding, however, any research or development support, equity or other non-monetary payments), within forty-five (45) days of its receipt of such payment:

                                    (a)      [***] of any such royalty or
milestone payment received by CancerVax if CancerVax enters into a sublicense agreement with respect to the Licensed Products prior to the filing of an IND;

                                    (b)      [***] of any such royalty or
milestone payment received by CancerVax if CancerVax enters into a sublicense agreement with respect to the Licensed Products after filing an IND but prior to the completion of a Phase I/II clinical trial; or

                                    (c)      if clauses (a) or (b) above are not
applicable, [***] of any such royalty or milestone payment received by CancerVax.

                                    (d)      Set-Off. In the event that
CancerVax must pay royalties or other payments to any third party in relation to the sale of the Licensed Products based upon rights dominating those of SEMACO, the royalty payable to SEMACO shall be reduced by the amount of any such third party payment. CancerVax shall promptly notify SEMACO, in writing, of any such claim and shall consult with SEMACO to determine the validity of the claim and the amount of any royalties or payments that should be paid to any third party.

                  4.5      Quarterly Payments.

                           4.5.1    Sales by CancerVax. With regard to Net Sales
made by CancerVax or its Affiliates, royalties shall be payable by CancerVax quarterly, within forty-five (45) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

                           4.5.2    Sales by Sublicensees. With regard to Net
Sales made by sublicensees of CancerVax or its Affiliates, royalties shall be payable by CancerVax quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made by such sublicensee.

                  4.6 Duration of Royalty Obligations. The royalty obligations of CancerVax as to each Licensed Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of any claim of the Patent Rights utilized by or in such Licensed Product in each such country or, with respect to Licensed Products not utilizing any Patent

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Rights, fifteen (15) years after the date of first commercial sale of such
Licensed Product in such country.

                  4.7 Reports. CancerVax will furnish to SEMACO a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

                  4.8 Records. CancerVax will keep, and cause its Affiliates and sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. SEMACO shall have the right to appoint an independent certified public accounting firm approved by CancerVax, which approval shall not be unreasonably withheld, conditioned or delayed to audit the records of CancerVax, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Any auditing firm appointed by SEMACO shall execute a confidentiality agreement with CancerVax prior to performing such audit. CancerVax, its Affiliates and sublicensees will pay to SEMACO an amount equal to any additional royalties to which SEMACO is entitled as disclosed by the audit, plus interest thereon at the rate of six percent (6%) per annum. Such audit shall be at SEMACO's expense; provided, however, that if the audit discloses that SEMACO was underpaid royalties with respect to any Licensed Product by at least five percent (5%) for any calendar quarter, then CancerVax, its Affiliates or sublicensee, as the case may be, will reimburse SEMACO for any such audit costs, plus interest thereon at the rate of six percent (6%) per annum. SEMACO may exercise its right of audit as to each of CancerVax, its Affiliates or sublicensees no more frequently than once in any calendar year, unless an audit has revealed underpayments of five percent (5%) or more in which case SEMACO shall be entitled to conduct such audits no more frequently than once in any three-month period, upon ten (10) days prior written notice. . The accounting firm shall disclose to SEMACO only information relating to the accuracy of the royalty payments. CancerVax, its Affiliates and sublicensees will preserve and maintain all such records required for audit for a period of six (6) years after the calendar quarter to which the record applies.

                  4.9 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to SEMACO in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of SEMACO or its nominee in any commercial bank or trust company of SEMACO'S choice located in that country, written notice of which shall be given by CancerVax to SEMACO.

                  4.10 Foreign Taxes. Any tax required to be withheld by CancerVax under the laws of any foreign country for the accounts of SEMACO will be paid by CancerVax for and on behalf of SEMACO to the appropriate governmental authority, and CancerVax will furnish SEMACO with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on SEMACO'S

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behalf shall be deducted from royalty payments due SEMACO. SEMACO and CancerVax agree to cooperate with each other to claim any exemptions for such deductions or withholdings under any agreement or treaty from time to time in effect.

                  4.11 Late Payments. Any late sublicense, research support, consultant, milestone, royalty or other payments shall bear interest at the rate of six percent (6%) per annum. Nothing herein is intended or shall be construed to preclude SEMACO or Gilchrest from exercising any other rights or remedies it may otherwise have in the event of CancerVax's failure to timely make the payments due hereunder.

         5.       Patent Matters.

                  5.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 5 shall control the prosecution and maintenance of any patent included within the Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, SEMACO shall direct and control (i) the preparation, filing and prosecution of the United States and foreign patent applications within the Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. SEMACO shall select the patent attorney, subject to CancerVax's written approval, which approval shall not be unreasonably withheld, conditioned or delayed. CancerVax shall have full rights of prior consultation with the patent attorney so selected on all matters relating to SEMACO Patent Rights. SEMACO shall use its best efforts to implement all reasonable requests made by CancerVax with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within the Patent Rights.

                  5.2 Information to CancerVax. SEMACO shall keep CancerVax informed with regard to the patent application and maintenance processes. SEMACO shall deliver to CancerVax copies of all patent applications and amendments at least thirty (30) days prior to the filing thereof, unless the Parties agree in writing, on a case-by-case basis, to a shorter period, as well as copies of all related correspondence and other related matters.

                  5.3 Patent Costs. CancerVax acknowledges and agrees that the sublicenses granted hereunder are in part in consideration for CancerVax's assumption of patent costs and expenses as described herein, including all reasonable actual prior maintenance and prosecution costs as of the Effective Date (the "Prior Patent Expenses"), the total of which is [***] In addition, CancerVax will pay for all patent expenses incurred by SEMACO pursuant to
Section 5.1 hereof. CancerVax agrees to pay all such past and future patent expenses directly or to reimburse SEMACO for the payment of such expenses within sixty (60) days after CancerVax receives an acceptable itemized invoice therefore. In the event CancerVax elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within the Patent Rights, any such patent application or patent shall be excluded from the definition of the Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to SEMACO. CancerVax will give SEMACO at least thirty (30) days' prior written notice of such election. No such notice shall have any effect on CancerVax's obligations to pay expenses incurred up to the effective date of such election.

*** Certain information on this page has been omitted and filed separately with
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omitted portions.

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                  5.4      Ownership. It is anticipated that the parties and the
University may develop and/or acquire technology or inventions in connection with the Research Program relating to the Licensed Products. In the event such technology or inventions result from the joint activities of CancerVax and the University and/or SEMACO ("Joint Improvements"), such Joint Improvements shall be jointly owned by CancerVax and the University and/or SEMACO and shall be considered part and parcel of the Patent Rights, Property Rights, Licensed Technology and/or Licensed Know-How (as applicable) under the terms of this Agreement. Such technology or inventions which are solely the result of activities of the University and/or SEMACO, or their employees or consultants, by internal development, acquisition or licensing, and any patent or other Intellectual Property Rights resulting therefrom, shall be solely the property of the University and/or SEMACO ("SEMACO Improvements"); provided, however, that all SEMACO Improvements shall be considered part and parcel of the Patent
Rights, Property Rights, Licensed Technology and/or Licensed Know-How (as applicable) under the terms of this Agreement. Such technology or inventions which are solely the result of activities of CancerVax's employees, consultants or Affiliates, by internal development, acquisition or licensing, and any patent or other Intellectual Property Rights resulting therefrom, shall be the sole property of CancerVax.

                  5.5 SEMACO Right to Pursue Patent. If at any time during the term of this Agreement, CancerVax's rights with respect to the Patent Rights are terminated, SEMACO shall have the right to take whatever action SEMACO deems appropriate to obtain or maintain the corresponding patent protection at its own expense. If SEMACO pursues patents under this Section 5.5, CancerVax agrees to cooperate fully, including by providing, at no charge to SEMACO, all appropriate technical data and executing all necessary legal documents.

                  5.6      Infringement Actions.

                           5.6.1    Notification of Infringement. In the event a
party to this Agreement acquires information that a third party is infringing the Patent Rights, the Property Rights, the Licensed Technology and/or the Licensed Know-How, the party acquiring such information shall promptly notify the other parties to the Agreement in writing of such infringement.

                           5.6.2    Enforcement of Infringement Actions.

                                    (a)      CancerVax will have the first
right, but not the obligation, to institute, prosecute and control, at its own expense, any action or proceeding with respect to infringement or misappropriation of the Patent Rights, the Property Rights, the Licensed Technology and/or the Licensed Know-How, by counsel of its own choice, and will consult with SEMACO and the University on any actions that CancerVax proposes to take in such action or proceeding. SEMACO and the University will have the right, at their own expense, to be jointly represented in any such action by counsel of their own choice.

                                    (b)      If CancerVax fails to bring an
action or proceeding or otherwise take appropriate action in CancerVax's discretion to abate such infringement or misappropriation within a period of ninety (90) days of written notice by SEMACO or the University to CancerVax requesting such action, SEMACO and the University will each have the

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right, but not the obligation, to bring and control, by counsel of its own choice, any such infringement or misappropriation action or proceeding; provided, however, that neither SEMACO nor the University will be entitled to bring any such action or proceeding if CancerVax reasonably objects thereto on the grounds that such action or proceeding could threaten the validity or enforceability of the Patent Rights, the Property Rights, the Licensed Technology or the Licensed Know-How. CancerVax will cooperate with SEMACO and the University in any such action or proceeding brought by SEMACO and/or the University against a third party, and will have the right to consult with SEMACO and the University and to participate in and be represented by independent counsel in such litigation at its own expense.

                                    (c)      If a party brings any action or
proceeding under this Section 5.6.2, the other parties agree, at the request and expense of the first party, to be joined as a party plaintiff to the extent necessary to prosecute the action or proceeding and to give the first party reasonable assistance and authority to file and prosecute the suit, including reasonable access to the inventors and records related to such action which are under the control of such other party.

                                    (d)      The party that controls the
prosecution of a given action under this Section 5.6.2 will also have the right to control settlement of such action; provided, however, that no settlement will be entered into concerning or affecting the validity or enforceability of the Patent Rights, the Property Rights, the Licensed Technology or the Licensed Know-How or any other rights of the other parties or the University without the written consent of the other parties and the University.

                                    (e)      Each party will bear its own costs
incurred in connection with an action or proceeding brought by a party pursuant to this Section 5.6.2. In the case of an action or proceeding initiated by CancerVax, CancerVax shall be entitled to retain the balance of the remainder of such recovery, after reimbursement of SEMACO's or the University's expenses. In the case of an action or proceeding initiated by SEMACO or the University, SEMACO or the University shall be entitled to retain the balance of the remainder of such recovery, after reimbursement of CancerVax's expenses.

                           5.6.3    Defense of Infringement Actions.

                                    (a)      If a third party asserts that a
patent, trade secret or other intangible right owned or exclusively licensed by it is infringed or misappropriated by the manufacture, use, sale, offer for sale, exportation or importation of any Licensed Product, CancerVax will establish a plan for a common defense and manage such common defense plan, subject to Section 5.6.3(b) below. Except as provided in Section 5.6.3(b), each party will bear its own costs incurred in connection with any such defense, and SEMACO and Gilchrest will give CancerVax reasonable assistance and authority to defend, including reasonable access to the inventors and records relating to such action which are under the control of SEMACO and/or Gilchrest.

                                    (b)      CancerVax will control settlement
of any claim described in Section 5.6.3(a) above; provided, however, that no settlement will be entered into concerning or affecting the validity or enforceability of the Patent Rights, the Property Rights, the Licensed

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Technology or the Licensed Know-How without the written consent of SEMACO and the University, which consent shall not be unreasonably withheld. CancerVax will be responsible for the payment of amounts owed in settlement or for damages in respect of any claim described in Section 5.6.3(a) above, although any such amounts resulting from a claim of infringement or misappropriation by the manufacture, use, sale, offer for sale, exportation or importation of a Licensed Product will be treated as third party payments for purposes of (and thus subject to offset as contemplated by) Section 4.4.3 above.

         6.       Responsibilities of CancerVax.

                  6.1 In order to maintain the rights and sublicenses granted hereunder in force, CancerVax will use commercially reasonable efforts to perform the responsibilities set forth on EXHIBIT C.

                  6.2 CancerVax will keep SEMACO generally informed as to CancerVax's progress in such development and commercialization, including its efforts, if any, to sublicense the Licensed Technology or the Patent Rights. CancerVax will deliver to SEMACO (i) a progress report every six (6) months for the first two (2) years following the Effective Date of this Agreement and (ii) thereafter, an annual written report and such other reports as SEMACO may reasonably request. In addition, CancerVax shall provide SEMACO and Gilchrest with such information as they may reasonably request from time to time relative to the development or commercialization of the Licensed Technology or the Patent Rights.

                  6.3 In the event SEMACO has a reasonable basis to believe that CancerVax is not using commercially reasonable efforts to perform its obligations as required under this Section 6, upon notice by SEMACO to CancerVax which specifies the basis for such belief, SEMACO and CancerVax shall negotiate in good faith to attempt to mutually resolve the issue. In the event SEMACO and CancerVax cannot agree upon any matter related to CancerVax's obligations, the parties agree to utilize arbitration pursuant to Section 14.2 hereof in order to resolve the matter. If the arbitrator determines that CancerVax has not complied with its obligations hereunder, and such default is not fully cured within sixty
(60) days after the arbitrator's decision, SEMACO may terminate CancerVax's rights under this Agreement.

         7.       Responsibilities of SEMACO and Gilchrest.

                  7.1 SEMACO and Gilchrest each will use commercially reasonable efforts to perform the responsibilities set forth on EXHIBIT D.

                  7.2 SEMACO will keep CancerVax generally informed as to SEMACO's progress in the performance of the responsibilities set forth in EXHIBIT D. SEMACO will deliver to CancerVax (i) a progress report every six (6) months for the first two (2) years following the Effective Date of this Agreement and (ii) thereafter, an annual written report and such other reports as CancerVax may reasonably request.

                  7.3 In the event CancerVax has a reasonable basis to believe that SEMACO or Gilchrest is not using commercially reasonable efforts to perform its respective obligations as required under this Section 7, upon notice by CancerVax to SEMACO and/or Gilchrest which specifies the basis for such belief, CancerVax and SEMACO shall negotiate in good faith to attempt to mutually resolve the issue. In the event CancerVax and SEMACO cannot agree upon any matter related to SEMACO's and/or Gilchrest's obligations, the parties agree to utilize arbitration pursuant to Section 14.2 hereof in order to resolve the matter. If the arbitrator determines that SEMACO or Gilchrest has not complied with its obligations hereunder, and such default is not fully cured within sixty (60) days after the arbitrator's decision, CancerVax may, at its option, terminate this Agreement.

         8.       Indemnity.

                           8.1.1    CancerVax hereby agrees to indemnify, defend
and hold harmless Gilchrest and SEMACO, the University, and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents (each an "Indemnitee") from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or Licensed Technology, or any claims arising from a breach by CancerVax of any of its obligations under this Agreement.

                           8.1.2    With respect to an Indemnitee, CancerVax's
indemnification obligations under this Section 8 shall not apply to any liability, damage, loss or expense if such liability, damage or expense is attributable to the gross negligence or willful misconduct of such Indemnitee.

         9. Patent Marking. To the extent required by applicable law, CancerVax shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

         10.      Representations and Warranties.

                  10.1 By CancerVax. CancerVax hereby represents and warrants to SEMACO as follows:

                           10.1.1   CancerVax is a corporation duly organized,
validly existing and in good standing under the laws of Delaware.

                           10.1.2   The execution, delivery and performance of
this Agreement have been duly authorized by the Board of Directors of CancerVax.

                           10.1.3   This Agreement is a legal and valid
obligation binding upon CancerVax and enforceable in accordance with its terms, and the execution, delivery and performance of the Agreement by CancerVax does not conflict with any agreement, instrument or understanding, oral or written, to which CancerVax is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                  10.2     By SEMACO.

                           10.2.1   SEMACO is a corporation duly organized,
validly existing and in good standing under the laws of Delaware.

                           10.2.2   The execution, delivery and performance of
this Agreement have been duly authorized by the Board of Directors of SEMACO.

                           10.2.3   This Agreement is a legal and valid
obligation binding upon SEMACO and enforceable in accordance with its terms, and the execution, delivery and performance of the Agreement by SEMACO does not conflict with any agreement, instrument or understanding, oral or written, to which SEMACO is a party or by which it is bound, nor, to the best of SEMACO's knowledge, violates any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                           10.2.4   SEMACO has not granted, and during the term
of the Agreement will not grant, any right to any third party relating to the Patent Rights, the Property Rights, the Licensed Technology or the Licensed Know-How that would conflict with the rights granted to CancerVax under this Agreement. To the best of SEMACO's knowledge, the University and/or SEMACO has good and valid title to the Patent Rights, the Property Rights, the Licensed Technology and the Licensed Know-How, free and clear of any encumbrance, lien, mortgage, charge, restriction or liability of any kind whatsoever, whether equitable or legal, that would conflict with the rights granted to CancerVax under this Agreement.

                           10.2.5   Subject to the terms of the University
License Agreement, SEMACO has the right to grant to CancerVax the rights and sublicenses in and to the Patent Rights, the Property Rights, the Licensed Technology and the Licensed Know-How set forth in this Agreement.

                           10.2.6   To the best of SEMACO's knowledge, as of the
Effective Date, the assignment of Gilchrest's and all inventors and/or co-inventors' rights to each Licensed Patent has been properly recorded with the U.S. Patent and Trademark Office ("PTO").

                           10.2.7   To the best of SEMACO's knowledge, in the
instance of each patent application included within the Patent Rights, such patent application has been properly prepared and filed and has been diligently pursued through the Effective Date.

                           10.2.8   To the best of SEMACO's knowledge, as of the
Effective Date, there has been no publication related to, or public use of, the Patent Rights, the Property Rights, the Licensed Technology or the Licensed Know-How, that would reasonably form the basis for invalidating any claim in any of the Patent Rights.

                           10.2.9   There is no action or proceeding pending or,
to the best of SEMACO's knowledge, threatened that relates to, affects or arises in connection with (i) any of the Patent Rights, Property Rights, Licensed Technology and/or Licensed Know-How, (ii) any Licensed Product or (iii) SEMACO's performance under this Agreement; and SEMACO is not subject to any order, ruling or judgment of any governmental or regulatory authority that could reasonably be expected to impair or delay the ability of SEMACO to perform its obligations under this Agreement.

                           10.2.10  SEMACO has not received any demand from any
other party for the licensing of any Intellectual Property Rights of such party arising out of the development, manufacture or commercialization of the Patent Rights, Property Rights, Licensed Technology, Licensed Know-How and/or Licensed Products, and to the best of SEMACO's knowledge no basis exists for any such claim or demand.

                           10.2.11  SEMACO has provided CancerVax with a
complete and accurate copy of the University License Agreement, all amendments or modifications thereto, as of the Effective Date. The License Agreement is a legal and valid obligation binding upon SEMACO, and is in full force and effect and has not been amended or restated. No default or material breach exists under the License Agreement. SEMACO agrees that it shall not agree to any amendment or modification to the University License Agreement during the term of this Agreement without obtaining the prior written approval of such amendment or modification from CancerVax, which approval shall not be unreasonably, withheld, conditioned or delayed.

                           10.2.12  The Patent Rights, the Intellectual Property
Rights, the Licensed Know-How, the Licensed Technology and the Licensed Products are not subject to the "Bayh-Dole Act", 35 U.S.C. 200 et seq. as of the Effective Date. SEMACO agrees that, during the term of this Agreement, it shall not take any action which would give rise to any governmental rights in any of the Intellectual Property Rights, the Licensed Know-How, the Licensed Technology and the Licensed Products under the "Bayh-Dole Act" without obtaining the prior written approval of CancerVax.

                  10.3 By Gilchrest. This Agreement is a legal and valid obligation binding upon Gilchrest and enforceable in accordance with its terms, and the execution, delivery and performance of the Agreement by Gilchrest does not conflict with any agreement, instrument or understanding, oral or written, to which Gilchrest is a party or by which she is bound, nor to her best knowledge violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over her.

                  10.4 Limitation of Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER WARRANTIES CONCERNING THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE PATENT RIGHTS, PROPERTY RIGHTS, LICENSED TECHNOLOGY, LICENSED KNOW-HOW OR ANY LICENSED PRODUCT.

         11.      Confidentiality and Publication.

                  11.1 Treatment of Confidential Information. Except as set forth below, the parties agree that during the term of this Agreement, and for a period of ten (10) years after this Agreement terminates, a party receiving Confidential Information of any party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of such party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, SEMACO and Gilchrest may disclose Confidential Information to the University as necessary or appropriate in connection with the matters related to the University License Agreement and sponsored research agreement with the University, provided that such disclosures are made to the University pursuant to a form of nondisclosure agreement reasonably acceptable to CancerVax, which shall not be unreasonably withheld, conditioned or delayed.

                  11.2 Permitted Disclosures. Notwithstanding the provisions of Section 11.1, a party may not disclose the terms of this Agreement to any third party without the prior written consent of the other parties; provided, however, that any party may disclose the terms of this Agreement (i) to its Affiliates, sublicensees, accountants, attorneys and other professional advisors, and to the University, (ii) to third parties who need to know the same in order to secure regulatory approval for the sale of the Licensed Products and
(iii) as required by applicable laws and regulations of the U.S. Securities and Exchange Commission, any stock exchange on which a party's stock is traded and any inter-dealer quotation system on which trading information for a party's stock is quoted. As part of any filing of this Agreement pursuant to the foregoing clause (iii), the filing party will provide the other parties with the opportunity to review and comment on proposed redactions to this Agreement for purposes of such filing (although the filing party will have no obligation in the event that such redactions are not made or accepted as part of such filing).

                  11.3 Publications. Except for permitted disclosures as set forth in Section 11.2, SEMACO and Gilchrest may not present or publish, including, without limitation, any abstracts, posters, articles and oral or written presentations, relating to any information or research results that have not been published or publicly presented as of the Effective Date arising from this Agreement, including, without limitation, any information or research results which relate to the use of the Patent Rights, Property Rights, Licensed Technology, Licensed Know-How or Licensed Products, whether in a thesis, scientific publication, conference or otherwise, without first presenting the same to CancerVax for its review. SEMACO shall use its best efforts to provide intended presentations or publications in writing to CancerVax for review and comment at least ten (10) working days prior to the earlier of (i) the date of publication or (2) the time which the presentation or publication is proposed for submission to any third party. CancerVax will provide notice to SEMACO and/or Gilchrest whether it has any comments or objection to the proposed presentation or publication in a timely manner. If CancerVax believes that a patent application should be filed as a result of its review of a proposed presentation or publication, then, upon timely written notice to SEMACO, submission of the presentation or publication will be delayed in order to permit CancerVax a reasonable period of time to file a patent application thereon. Each party may be acknowledged on any publication or presentation in accordance with generally accepted rules of authorship. CancerVax likewise agrees to first present any intended presentations or publications regarding research results which relate to the use of the Patent Rights, Property Rights, Licensed Technology, Licensed Know-How or Licensed Products, to SEMACO for its review and comment prior to presentation or publication in a scientific publication or scientific conference.

                  11.4 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any sublicenses hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any press release related to this Agreement will be provided to SEMACO for its review and approval, which approval shall not be unreasonably withheld, not less than three (3) days in advance of its public release. Further, except as otherwise provided herein or required by law, CancerVax shall not use the name of the University without the prior written approval of the University.

         12.      Term and Termination.

                  12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the sublicenses granted hereunder, shall terminate when the last of the royalty obligations set forth in Section
4.6 has expired. Notwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this Agreement shall be so shortened or this Agreement shall be amended to provide for non-exclusive sublicenses, and, in such event, the parties shall negotiate in good faith to reduce appropriately the royalties payable as set forth under Section 4 hereof.

                  12.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty
(30) days after receipt of a written notice requesting the payment of such amount; and (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from another party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party shall deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

         Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 12.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

                  12.3 Termination Upon Bankruptcy. This Agreement may be terminated by SEMACO giving written notice of termination to CancerVax upon the filing of bankruptcy or bankruptcy of CancerVax or the appointment of a receiver of any of CancerVax's assets, or the making by CancerVax of any assignment for the benefit of creditors, or the institution of any proceedings against CancerVax under any bankruptcy law. Termination shall be effective upon the date specified in such notice.

                  12.4 Termination by CancerVax. CancerVax may terminate this Agreement at any time in CancerVax's sole discretion upon not less than sixty (60) days' prior written notice to SEMACO; provided, however, that nothing herein is intended or shall be construed to release CancerVax from any obligations arising prior to the effective date of termination, including, but not limited to, CancerVax's obligation to pay SEMACO the Prior Patent Expenses or any other patent expenses that were incurred under the terms of this Agreement prior to the effective date of termination.

                  12.5 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of CancerVax to make any and all reports and payments for the final quarter period; and the payment of any patent expenses required to be paid by CancerVax under this Agreement, including, but not limited to the Prior Patent Expenses provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 11.1, and CancerVax will continue to abide by its obligation to indemnify SEMACO, the University and others, as required under Section 8 hereof.

                  12.6 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 12.7 of this Agreement with respect to work-in-progress, upon such termination, CancerVax will have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any the Patent Rights or any Licensed Technology not otherwise includable therein. Upon any such termination, CancerVax will return all materials, samples, documents, information and other materials which embody or disclose the Patent Rights or any Licensed Technology not otherwise includable therein; provided, however, that CancerVax shall not be obligated to provide SEMACO with proprietary information which CancerVax can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 11.1, and CancerVax will continue to abide by its obligations to indemnify SEMACO, the University and others, as required under Section 8 hereof.

                  12.7 Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, CancerVax shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as CancerVax pays to SEMACO the royalties or any other monies applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

         13.      Assignment; Successors.

                  13.1 Assignment. None of the parties shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest granted herein without first obtaining the written consent of the other parties to such assignment, which consent shall not be unreasonably withheld; provided, however, that no prior written consent shall be required for an assignment of this Agreement by SEMACO to the University, nor shall written consent be required in the event that a third party acquires substantially all of the assigning party's assets or outstanding shares, or merges with the assigning party. Any attempted assignment not in compliance with this Section 13.1 shall be of no force or effect.

                  13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of SEMACO and CancerVax. Any such successor or assignee of CancerVax's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by CancerVax.

         14.      General Provisions.

                  14.1 Independent Contractors. The relationship between SEMACO and CancerVax is that of independent contractors. SEMACO and CancerVax are not joint venturers, partners, principal and agent, master and servant, nor employer and employee, and have no other relationship other than independent contracting parties. SEMACO and CancerVax shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

                  14.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below; provided, however, that the parties reserve the right at all times to seek injunctive or other equitable relief in any court having jurisdiction thereof. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

                           14.2.1   Location. The location of the arbitration
shall be in New York City, New York.

                           14.2.2   Selection of Arbitrators. The arbitration
shall be conducted by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next thirty (30) days, and the other party fails to appoint its designated arbitrator within thirty (30) days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two (2) arbitrators.

                           14.2.3   Discovery. Unless the parties mutually agree
in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (i) reasonably limited production of relevant and non-privileged documents, and (ii) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

                           14.2.4   Case Management. Prompt resolution of any
dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

                           14.2.5   Remedies. The arbitrators may grant any
legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two (2) of the three (3) arbitrators appointed shall be binding upon the parties.

                           14.2.6   Expenses. The expenses of the arbitration,
including the arbitrators' fees, expert witness fees and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, all parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

                           14.2.7   Confidentiality. Except as set forth below,
the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, the University, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

                  14.3 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by the parties.

                  14.4 Delaware Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

                  14.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

                  14.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

                  14.7 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                  14.8 Name. Whenever there has been an assignment or a sublicense by CancerVax as permitted by this Agreement, the term "CancerVax" as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

                  14.9 Attorneys' Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

                  14.10 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

         For SEMACO:                          SEMACO, Inc.
                                              c/o Barbara Gilchrest
                                              609 Albany St.
                                              Boston MA 02118
                                              Fax No.: 617 638-5550

         For Gilchrest:                       Dr. Barbara Gilchrest
                                              Union Wharf
                                              No. 27
                                              Boston MA 02109
                                              Fax No.: 617 638-5550

         For CancerVax:                       CancerVax Corporation
                                              2110 Rutherford Road
                                              Carlsbad, CA 92008
                                              Attention: General Counsel
                                              Fax No.: (760) 494-4282

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, (iii) the date notice is sent via telefax, telex or cable or (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

                  14.11 University and University License Agreement. This Agreement shall be construed in accordance with and shall be subject to the terms and conditions of the University License Agreement. Nothing herein or in the consulting agreement or other related agreement with SEMACO or Gilchrest shall be construed to require the University, Gilchrest, or any other University personnel to violate any University policy or procedures, and SEMACO and Gilchrest's obligations under this Agreement, the consulting agreement and any other related agreement shall be subject to all University policies and procedures. The University is not a party to this Agreement and is not bound by any act or omission of SEMACO or Gilchrest.

                  14.12 Compliance with Laws. Nothing contained in this Agreement shall require or permit the parties to do any act inconsistent with the requirements of any applicable law, regulation or order of the United States or any state or local law or the law of any foreign jurisdiction as the same may be in effect from time to time. The parties shall comply with all such applicable laws, regulations rules and orders.

                  14.13 Securities Laws. SEMACO hereby acknowledges that it is aware that the securities laws of the United States prohibit any person who has material, non-public information concerning CancerVax or a possible transaction involving CancerVax from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

SEMACO:                                    CANCERVAX:

SEMACO, Inc.                               CancerVax Corporation

 /s/ Les Riley                             /s/ David F. Hale
-------------------------------------      -------------------------------------
By: Les Riley                              By: David F. Hale
Title: Chief Executive Officer             Title: President and CEO

GILCHREST:

 /s/ Barbara Gilchrest
-------------------------------------
By: Dr. Barbara Gilchrest (For
purposes of Sections 4.3, 7.1, 10.3
and 11.3 only)

                 [SIGNATURE PAGE TO SEMACO SUBLICENSE AGREEMENT]

                                   EXHIBIT A-1

                                  PATENT RIGHTS

                            UNITED STATES PATENT LIST

                                      [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT A-2

                                  PATENT RIGHTS

                               FOREIGN PATENT LIST

[2 Pages of Foreign Patents Deleted Pursuant to Confidential Treatment Request]

                                    EXHIBIT B

                               MILESTONE PAYMENTS

MILESTONE                                                                                           PAYMENT
---------                                                                                           -------
(1) An initial license issue fee to be paid upon signing this Agreement                              [***]

(2) Upon the transfer to CancerVax of copies of all patent applications.                             [***]

(3) Upon the transfer to CancerVax of copies of all lab notebooks, procedures, methods,              [***]
unique reagents, other data, information, and the like reasonably required by CancerVax to accomplish its obligations under this Agreement, and an index to such materials within
60 days following the Effective Date.

(4) Upon approval of an Investigational New Drug ("IND") by the U.S. Food and Drug                   [***]
Administration ("FDA") or an equivalent approval to initiate clinical trials in a jurisdiction other than the United States on the first Licensed Product

(5) Upon the first dosing of a patient participating in a Phase II clinical trial                    [***]
conducted by CancerVax on the first Licensed Product

(6) Upon a demonstration of safety and efficacy based upon the final results of a Phase              [***]
II clinical trial conducted by CancerVax on the first Licensed Product

(7) Upon the submission of a Biologics License Agreement ("BLA") (or, if applicable, New             [***]
Drug Application ("NDA")) to the FDA on the first Licensed Product

(8) Upon the approval by the FDA of a BLA (or, if applicable, NDA) on the first Licensed             [***]
Product

(9) Upon approval by the European Union ("EU") to market the first Licensed Product                  [***]

(10) Upon approval by Japan to market the first Licensed Product                                     [***]

(11) Upon the first commercial sale of the first Licensed Product in a country other                 [***]
than the United States, EU or Japan if such sale occurs prior to the first commercial sale in the United States, EU or Japan

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(11) Upon the occurrence of the same events listed in items (4) through (10) with                    [***]
respect to each additional Licensed Product; provided, however, that additional indications for use of a Licensed Product will not be considered an additional Licensed
Product for purposes of payment of the milestones.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

                          RESPONSIBILITIES OF CANCERVAX

1. Perform due diligence to evaluate the Licensed Technology, the Licensed Know-How and the Patent Rights;

2.       Develop commercially viable formulation(s) for the Licensed Products;

3. Conduct pre-clinical testing and analyses of the Licensed Products to support an IND filing, including toxicology, safety, pharmacokinetics and other required in-vitro and in-vivo studies and testing;

4. Develop manufacturing processes, analytical and quality control methods and tests related to the Licensed Products;

5. Develop contract manufacturing source(s) to provide sufficient quantities of the Licensed Products to support pre-clinical testing, clinical trial and commercialization requirements;

6. Develop protocol(s) for clinical trials, perform clinical trials required for regulatory approval in the United States, the EU, Japan and other commercially reasonable markets to be selected by CancerVax, in its reasonable discretion (the "Target Markets");

7. Prepare and prosecute all regulatory submissions which are required in the development of the Licensed Products and shall seek approval to market the Licensed Products in the Target Markets;

8. Perform market research and develop a marketing plan for the Licensed Products, and market the Licensed Products in the Target Markets, either directly or through relationships with other third parties; and

9. Develop and commercialize the Licensed Technology for use in the Field based upon positive results of preclinical and clinical studies.

                                    EXHIBIT D

                    RESPONSIBILITIES OF SEMACO AND GILCHREST

1. Transfer to CancerVax all knowledge, know-how, copies of data, records and such other information as SEMACO and/or Gilchrest may possess related to the methods of use, testing (preclinical and clinical), production, purification and characterization of the Licensed Technology or the Licensed Products; as CancerVax may request from time to time

2. Disclose to CancerVax, all inventions related to the Joint Improvements or SEMACO Improvements, whether or not patentable, and take all steps necessary to assign to CancerVax such rights, title and interest in, or license to, such Joint Improvements or SEMACO Improvements in accordance with the terms of this Agreement.

3. Provide reasonable assistance to CancerVax, at CancerVax's cost, in obtaining any additional Intellectual Property Rights that are necessary or would be useful to CancerVax in relation to the Licensed Technology;

4. Provide reasonable assistance to CancerVax, at CancerVax's cost, in licensing from other third parties any additional Intellectual Property Rights, manufacturing, purification, analytical, testing or know-how related to the Licensed Technology and/or the Licensed Know-How; and

5. Perform the Research Program in accordance with the timetables agreed upon between SEMACO and CancerVax.

                                    EXHIBIT E

                            LETTER AGREEMENT BETWEEN

                        UNIVERSITY, SEMACO AND CANCERVAX

                          [LETTERHEAD OF SEMACO, INC.]

March__, 2004

Trustees of Boston University
Office of the Treasurer
881 Commonwealth Avenue
Boston, MA 02215
Attention: Treasurer / Assistant Treasurer

         Re: License Agreement, by and between Trustees of Boston University ("BOSTON UNIVERSITY") and SemaCo, Inc. ("SEMACO"), dated as of December 11, 2001 (the "LICENSE AGREEMENT")

Ladies and Gentlemen:

We are delivering this Letter of Acknowledgment and Consent in connection with the above-referenced License Agreement.

Under Section 2 of the License Agreement, Boston University granted to SEMACO, among other things, the right to enter into Sublicenses. In furtherance of this grant and its obligations under the License Agreement, SEMACO is in the process of negotiating a Sublicense agreement (the "SUBLICENSE AGREEMENT") by and among SEMACO and Barbara Gilchrest, M.D., on the one hand, and CancerVax Corporation, on the other hand. A copy of the form of the Sublicense Agreement is attached hereto as Exhibit A.

By executing this Letter of Acknowledgment and Consent, Boston University acknowledges and consents to SEMACO entering into the Sublicense Agreement in substantially the form attached hereto. Further, Boston University confirms and agrees as of the date hereof: (a) the License Agreement is in full force and effect and has not been amended or restated; (b) to the best of its knowledge, no default or material breach exists under the License Agreement; and (c) notwithstanding any provisions in the License Agreement to the contrary, so long as CancerVax Corporation is not in material breach of the Sublicense Agreement, upon termination of the License Agreement for any reason, Boston University (i) shall continue the Sublicense Agreement in full force and effect and on all the material terms set forth in the Sublicense Agreement in the form attached hereto or as subsequently amended and accepted by Boston University, and (ii) hereby waives any rights it may have (if any) to renegotiate any provisions in such form of the Sublicense Agreement.

The consents, acknowledgments and waivers contained herein are limited to the specifics hereof, shall not excuse future non-compliance with the License Agreement, and, except as expressly set forth herein, shall not operate as an acknowledgment, consent or waiver of any right, power or remedy of Boston University, nor as a consent to or waiver of any further or other matter, under the License Agreement or under the Sublicense Agreement if continued after termination of the License Agreement.

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

                                      Sincerely,

                                      SEMACO, Inc.

                                      ________________________
                                      By:
                                      Its:

Acknowledged and Agreed this __ day of March, 2004

Trustees of Boston University

___________________________
By: _______________________
Its: ______________________

Acknowledged this __ day of March, 2004
CancerVax Corporation

___________________________
By: David F. Hale
Its: President and CEO

Exhibit A: Sublicense Agreement